Filed Pursuant to Rule 433 Registration No. 333−136666 February 12, 2007
STRUCTURED EQUITY PRODUCTS
New Issue	Indicative Terms

Accelerated	The Bear Stearns Companies Inc. Note Linked to the PHLX Oil Service SectorSM Index
Market
Participation Securities	Due: August [●], 2008 INVESTMENT HIGHLIGHTS

•	18-month term to maturity.
•	The Notes are not principal protected.
•	Issue is a direct obligation of The Bear Stearns Companies Inc. (Rated A1 by Moody’s / A+ by S&P).
•	Issue Price: 100.00% of the Principal Amount ($1,000 per Note) (99% for investors who purchase a principal amount of at least $1,000,000).
•	Linked to the PHLX Oil Service SectorSM Index.
•	Depending upon the level of the Index on the Calculation Date, the Note will pay 3 times the percentage increase in the Index, up to a maximum return of [27.00-28.00]%.
•	If, on the Calculation Date, the Final Index Level is less than the Initial Index Level, the Note will lose value at a rate of 1% for every 1% decline in the Index from the Initial Index Level.

BEAR, STEARNS & CO. INC. STRUCTURED PRODUCTS GROUP (212) 272-6928
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-866-803-9204.

STRUCTURED PRODUCTS GROUP

TERMS OF OFFERING

ISSUER:	The Bear Stearns Companies Inc.

ISSUER'S RATING:	A1 / A+ (Moody’s / S&P)

CUSIP NUMBER:	073928U35

ISSUE PRICE:	100.00% of the Principal Amount (99% for investors who purchase a Principal Amount of at least $1,000,000).

PRINCIPAL AMOUNT:	$[●]

DENOMINATIONS:	$1,000 per Note and $1,000 multiples thereafter

SELLING PERIOD ENDS:	February [●], 2007

SETTLEMENT DATE:	February [●], 2007

CALCULATION DATE:	August [●], 2008. The Calculation Date is subject to adjustment as described in the Pricing Supplement under “Description of the Notes—Market Disruption Events.”

MATURITY DATE:	August [●], 2008 (for a term of approximately 18 months). The Maturity Date is subject to adjustment as described in the Pricing Supplement.

CASH SETTLEMENT VALUE:	On the Maturity Date, you will receive the Cash Settlement Value, an amount in cash that depends upon the relation of the Final Index Level to the Initial Index Level.

If, at maturity, the Final Index Level is greater than or equal to the Initial Index Level, the Cash Settlement Value is equal to, per Note, the principal amount of the Notes, plus the lesser of:

$[270.00-280.00].

If, at maturity, the Final Index Level is less than the Initial Index Level, you will receive less, and possibly significantly less, than the principal you invested. In this case, the Cash Settlement Value is equal to, per Note:

INTEREST	The Notes will not bear interest.

UPSIDE PARTICIPATION RATE:	[300.00]%

INITIAL INDEX LEVEL:	The closing level of the Index, as determined by the Sponsor, on February [●], 2007.

FINAL INDEX LEVEL:	The closing level of the Index, as determined by the Sponsor, on the Calculation Date.

INDEX:
PHLX Oil Service SectorSM Index (ticker “OSX”), as published by the Philadelphia Stock Exchange, Inc. (the “Sponsor”). The Index is a price-weighted index composed of fifteen companies that provide oil drilling and production services, oil field equipment, support services and geophysical/reservoir services. The Index was set to an initial level of 75 on December 31, 1996 and options commenced trading on the Index on February 24, 1997.

BEAR, STEARNS & CO. INC.

STRUCTURED PRODUCTS GROUP

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this document together with the prospectus and prospectus supplement, each dated August 16, 2006 (the “Prospectus” and “Prospectus Supplement,” respectively), and the more detailed information contained in the Pricing Supplement, dated February 12, 2007 (subject to completion) (the “Pricing Supplement”). You should carefully consider, among other things, the matters set forth in “Risk Factors” in the Prospectus Supplement and the Pricing Supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes. You may access the Pricing Supplement, the Prospectus Supplement and the Prospectus on the SEC web site as follows:

•	Pricing Supplement dated February 12, 2007 (subject to completion): http://www.sec.gov/Archives/edgar/data/777001/000114420407006470/v065214_424b2.htm

•	Prospectus Supplement dated August 16, 2006: http://www.sec.gov/Archives/edgar/data/777001/000104746906011015/a2172743z424b5.htm

•	Prospectus dated August 16, 2006: http://sec.gov/Archives/edgar/data/777001/000104746906011007/a2172711zs-3asr.htm

BEAR, STEARNS & CO. INC.

STRUCTURED PRODUCTS GROUP

ILLUSTRATIVE HYPOTHETICAL CASH SETTLEMENT VALUE TABLE

The following is an illustrative table demonstrating the hypothetical Cash Settlement Value based on the assumptions listed below. Actual returns may be different.

ASSUMPTIONS:

•	Investor purchases $1,000 aggregate principal amount of Notes at the initial public offering price of $1,000.
•	Investor holds the Notes to maturity.
•	The Initial Index Level is equal to 200.00.
•	The Upside Participation Rate is 300.00%.
•	The maximum return on the Notes is 28.00%.
•	All returns are based on an 18-month term; pre-tax basis.
•	No Market Disruption Events occur during the term of the Notes.

Initial Index Level	Final Index Level	Percentage Change in Index	Cash Settlement Value Per Note	Return if Held to Maturity	Initial Index Level	Final Index Level	Percentage Change in Index	Cash Settlement Value Per Note	Return if Held to Maturity
200.00	284.00	+42.00%	$ 1,280.00	28.00%	200.00	197.00	-1.50%	$ 985.00	-1.50%
200.00	281.00	+40.50%	$ 1,280.00	28.00%	200.00	194.00	-3.00%	$ 970.00	-3.00%
200.00	278.00	+39.00%	$ 1,280.00	28.00%	200.00	191.00	-4.50%	$ 955.00	-4.50%
200.00	275.00	+37.50%	$ 1,280.00	28.00%	200.00	188.00	-6.00%	$ 940.00	-6.00%
200.00	272.00	+36.00%	$ 1,280.00	28.00%	200.00	185.00	-7.50%	$ 925.00	-7.50%
200.00	269.00	+34.50%	$ 1,280.00	28.00%	200.00	182.00	-9.00%	$ 910.00	-9.00%
200.00	266.00	+33.00%	$ 1,280.00	28.00%	200.00	179.00	-10.50%	$ 895.00	-10.50%
200.00	263.00	+31.50%	$ 1,280.00	28.00%	200.00	176.00	-12.00%	$ 880.00	-12.00%
200.00	260.00	+30.00%	$ 1,280.00	28.00%	200.00	173.00	-13.50%	$ 865.00	-13.50%
200.00	257.00	+28.50%	$ 1,280.00	28.00%	200.00	170.00	-15.00%	$ 850.00	-15.00%
200.00	254.00	+27.00%	$ 1,280.00	28.00%	200.00	167.00	-16.50%	$ 835.00	-16.50%
200.00	251.00	+25.50%	$ 1,280.00	28.00%	200.00	164.00	-18.00%	$ 820.00	-18.00%
200.00	248.00	+24.00%	$ 1,280.00	28.00%	200.00	161.00	-19.50%	$ 805.00	-19.50%
200.00	245.00	+22.50%	$ 1,280.00	28.00%	200.00	158.00	-21.00%	$ 790.00	-21.00%
200.00	242.00	+21.00%	$ 1,280.00	28.00%	200.00	155.00	-22.50%	$ 775.00	-22.50%
200.00	239.00	+19.50%	$ 1,280.00	28.00%	200.00	152.00	-24.00%	$ 760.00	-24.00%
200.00	236.00	+18.00%	$ 1,280.00	28.00%	200.00	149.00	-25.50%	$ 745.00	-25.50%
200.00	233.00	+16.50%	$ 1,280.00	28.00%	200.00	146.00	-27.00%	$ 730.00	-27.00%
200.00	230.00	+15.00%	$ 1,280.00	28.00%	200.00	143.00	-28.50%	$ 715.00	-28.50%
200.00	227.00	+13.50%	$ 1,280.00	28.00%	200.00	140.00	-30.00%	$ 700.00	-30.00%
200.00	224.00	+12.00%	$ 1,280.00	28.00%	200.00	137.00	-31.50%	$ 685.00	-31.50%
200.00	221.00	+10.50%	$ 1,280.00	28.00%	200.00	134.00	-33.00%	$ 670.00	-33.00%
200.00	218.00	+9.00%	$ 1,270.00	27.00%	200.00	131.00	-34.50%	$ 655.00	-34.50%
200.00	215.00	+7.50%	$ 1,225.00	22.50%	200.00	128.00	-36.00%	$ 640.00	-36.00%
200.00	212.00	+6.00%	$ 1,180.00	18.00%	200.00	125.00	-37.50%	$ 625.00	-37.50%
200.00	209.00	+4.50%	$ 1,135.00	13.50%	200.00	122.00	-39.00%	$ 610.00	-39.00%
200.00	206.00	+3.00%	$ 1,090.00	9.00%	200.00	119.00	-40.50%	$ 595.00	-40.50%
200.00	203.00	+1.50%	$ 1,045.00	4.50%	200.00	116.00	-42.00%	$ 580.00	-42.00%
200.00	200.00	0.00%	$ 1,000.00	0.00%	200.00	113.00	-43.50%	$ 565.00	-43.50%

BEAR, STEARNS & CO. INC.

STRUCTURED PRODUCTS GROUP

The graph below depicts the hypothetical Cash Settlement Values for the Note structure as the level of the Index changes.

BEAR, STEARNS & CO. INC.

STRUCTURED PRODUCTS GROUP

SELECTED RISK CONSIDERATIONS

•
Suitability of Note for Investment – A person should reach a decision to invest in the Notes after carefully considering, with his or her advisors, the suitability of the Notes in light of his or her investment objectives and the information set out in the Pricing Supplement. Neither the Issuer nor any dealer participating in the offering makes any recommendation as to the suitability of the Notes for investment.

•
Not Principal Protected – The Notes are not principal protected. If the Final Index Level is less than the Initial Index Level, there will be no principal protection on the Notes and the Cash Settlement Value you will receive will be less than the initial offering price in proportion to the percentage decline in the Index. In that case, you will receive less, and possibly significantly less, than your initial investment in the Notes.

•
Maximum return of [27.00-28.00]% — You will not receive more than the maximum return of [27.00-28.00]% at maturity. Because the maximum return on the Notes is [27.00-28.00]%, the maximum Cash Settlement Value is $[1,270.00-1,280.00]. Therefore, the Cash Settlement Value will not reflect the increase in the value of the Notes if the Initial Index Level increases by more than [9.00-9.33]%.

•
Diversification—Because the Index consists of companies in the oil services industry, an investment in the Notes will be concentrated in this industry. As a result, the value of the Notes may be subject to greater volatility and may be more adversely affected by a single economic, political or regulatory occurrence affecting this industry than a different investment linked to stock of a more broadly diversified group of issuers.

•
Secondary Market – Because the Notes will not be listed on any securities exchange, a secondary trading market is not expected to develop, and, if such a market were to develop, it may not be liquid. Bear, Stearns & Co. Inc. intends under ordinary market conditions to indicate prices for the Notes on request. However, there can be no guarantee that bids for outstanding Notes will be made in the future; nor can the prices of those bids be predicted.

•
No interest, dividend or other payments— You will not receive any interest on the Notes or dividend payments or other distributions on the stocks underlying the Index, nor will such payments be included in the calculation of the Cash Settlement Value you will receive at maturity.

•
Taxes –The U.S. federal income tax consequences of an investment in the Notes are complex and uncertain. We intend to treat the Notes for all tax purposes as pre-paid cash-settled executory contracts linked to the level of the Index and, where required, to file information returns with the Internal Revenue Service in accordance with such treatment. Prospective investors are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Notes. Assuming the Notes are treated as pre-paid cash-settled executory contracts, you should be required to recognize capital gain or loss to the extent that the cash you receive on the Maturity Date or upon a sale or exchange of the Notes prior to the Maturity Date differs from your tax basis on the Notes (which will generally be the amount you paid for the Notes).

BEAR, STEARNS & CO. INC.